UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SHAMROCK ACTIVIST VALUE FUND, L.P.

4444 W. Lakeside Drive

Burbank, CA 91505

September 21, 2009

Dear Fellow Texas Industries Shareholder:

The Shamrock Activist Value Fund, L.P. is seeking your support to send a clear mandate for change at the upcoming annual meeting of Texas Industries shareholders. Please vote using the enclosed WHITE proxy card today “FOR” the election of our three nominees to the Texas Industries Board of Directors and “FOR” our three corporate governance shareholder proposals.

Together with our parallel investment vehicle, we own 10.2% of the outstanding Texas Industries common stock, making us one of the company’s largest shareholders. Therefore, we believe our economic interests are directly aligned with those of our fellow shareholders. Texas Industries’ record of poor performance is clear, long and overdue for change.

We believe our view is shared by other shareholders, including Southeastern Asset Management, Inc. and Mr. Nassef Sawiris. Southeastern holds more than 9% of the outstanding shares of Texas Industries common stock, and publicly announced on September 1, 2009 that it will be voting “FOR” our three nominees and “FOR” all three of our shareholder proposals. Mr. Sawiris beneficially owns almost 15% of the outstanding shares of Texas Industries common stock, and publicly announced on September 17, 2009 that he will be voting “FOR” our three nominees and “FOR” all three of our shareholder proposals.

Change is needed because:

•

Texas Industries stock has consistently lagged its self-selected peer group (i.e. Vulcan Materials Company, Martin Marietta Materials, Inc. and Eagle Materials, Inc.). As of June 29, 2009 (the date we publicly disclosed our intention to nominate our board candidates), Texas Industries stock had underperformed this self-selected peer group by 22%, 9%, 23% and 9% on a 1-year, 3-year, 5-year and 10-year basis, respectively.

•

Over the past four years, Texas Industries has spent more than $750 million on capital projects that have so far yielded no profits. As concrete demand plummeted, Texas Industries continued to invest in production expansion and lagged its competitors in conserving cash.

•

Texas Industries’ returns on capital are among the lowest in the industry. As of Texas Industries’ fiscal year ended May 31, 2009, Texas Industries’ five-year average return on invested capital and EBIT margin were 4.6% and 9.0%, the lowest percentages for this period among the peer group companies listed above.

•

Management pay is not appropriately linked to performance. In fact, despite a record of poor stock and operational performance, total cash compensation for the top five officers grew at a compound annual growth rate of 25% from fiscal year 2003 to 2008.

While the recent economic downturn has no doubt impacted the operations of Texas Industries, we believe it is important to recognize that Texas Industries has lagged its self-selected peers in good economic times as well as bad.

Shareholders deserve better, and we believe widespread shareholder discontent is illustrated by recent director election results. At the 2007 Annual Meeting, shareholders holding 25% of the total shares voted in the election of directors withheld support for the re-election of Chairman Robert D. Rogers, and the holders of 24% of the shares voted withheld support for the re-election of Chief Executive Mel G. Brekhus, each of whom ran unopposed. At the 2008 Annual Meeting, shareholder dissatisfaction was even stronger: shareholders holding 49% of the total shares voted in the election of directors withheld support for the two incumbent Texas Industries directors who stood for election, each of whom ran unopposed. Rather than run a third candidate to replace an incumbent who the board knew was retiring at the 2008 Annual Meeting, the board circumvented the normal shareholder election process by waiting until after the annual meeting and then appointing a hand-picked former Texas Industries board member to the board.

At each of the past two annual meetings, Texas Industries shareholders have sent a resounding message of concern and dissatisfaction. Yet the Texas Industries board has not meaningfully responded to the shareholders’ demand for change and, in our view, has become even more reluctant to consider views other than their own. Chairman Rogers even suggested during a recent meeting with us that if our nominees were elected to the Texas Industries board, the holdover incumbent directors would not work cooperatively with our duly elected nominees but instead would seek to isolate and marginalize them.

After so many years of operational and stock underperformance and non-responsiveness to shareholder concerns, this year must be different. We are offering shareholders a real choice and the opportunity to bring new, independent voices into the Texas Industries boardroom focused on creating substantial shareholder value:

•

First, the Shamrock Activist Value Fund, L.P. has nominated three highly qualified independent candidates – Marjorie L. Bowen, Dennis A. Johnson, CFA and Gary L. Pechota. Each of our nominees has extensive experience in one or more areas of finance and capital markets, cement operations and corporate governance – all areas where we believe Texas Industries needs substantial improvement.

•	Second, the Shamrock Activist Value Fund, L.P. has proposed three shareholder resolutions, which request that the Texas Industries board of directors take the necessary actions to:

–	declassify the board and require all directors to stand for election every year;

–	institute majority voting in uncontested director elections and require that any incumbent who does not receive a majority of the votes cast resign from the board, effective immediately; and

–	require shareholder approval of all “poison pill” rights plans.

The Board and Mr. Rogers have continued to reject our requests to meet with the Company’s independent directors to discuss our concerns. Rest assured, our nominees—if they are elected to the Board—are committed to working diligently and collaboratively with their fellow board members on your behalf to unlock additional shareholder value.

Thank you in advance for your support.

Very truly yours,

/s/ Dennis A. Johnson
Dennis A. Johnson, CFA, on behalf of the Shamrock Activist Value Fund, L.P.

Please provide your mandate for change at Texas Industries by voting the enclosed WHITE proxy card “FOR” our three nominees – Ms. Marjorie L. Bowen, Mr. Dennis A. Johnson and Mr. Gary L. Pechota – and “FOR” our three shareholder resolutions. Please discard and do not return any blue proxy card you may receive from Texas Industries. Even if you have already voted on the blue proxy card solicited by Texas Industries, you have every right to change your vote using the WHITE proxy card. Only your latest dated proxy counts. If you have any questions or require assistance in voting your shares, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by email at savf-txi@mackenziepartners.com.